Exhibit 10.10

Notional Unit Award Agreement

DORCHESTER MINERALS MANAGEMENT LP
EQUITY INCENTIVE PROGRAM

NOTIONAL UNIT AWARD AGREEMENT

THIS NOTIONAL UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of _______________, ____ (the “Grant Date”), by and between Dorchester Minerals Management LP, a Delaware limited partnership (“Minerals Management”), and __________________, a Manager, officer or employee of Dorchester Minerals Operating LP, a Delaware limited partnership of which Minerals Management is the sole limited partner (“Operating”) or one of its Affiliates (“Participant”).

WHEREAS, Minerals Management has adopted the Dorchester Minerals Management LP Equity Incentive Program (the “Program”), which Program, as it may be amended from time to time, is incorporated herein by reference and made a part of this Agreement;

WHEREAS, pursuant to the Program, the Administrator has the authority to grant Notional Units based on common units of Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), to managers, officers and employees of Operating or an Affiliate; and

WHEREAS, the Administrator has determined to grant the Notional Units provided for herein to Participant pursuant to the Program and the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meaning assigned to them in the Program.

2.    Notional Unit Award. Subject to the terms and conditions set forth in this Agreement, the Administrator hereby grants to Participant ______ Notional Units.

3.    Notional Unit Account. Notional Units represent hypothetical Common Units and not actual Common Units. The Administrator shall establish and maintain a bookkeeping account on its records for Participant (a “Notional Unit Account”) and shall record in such Notional Unit Account (i) the number and type of Notional Units granted to Participant and (ii) either (A) the number of Common Units payable to Participant on account of Notional Units that become vested or (B) subject to clause (ii) of the first sentence of Section 6, the amount of cash payable to the Participant on account of Notional Units that become vested. Whether the Award is payable in the form of Common Units or cash, or a combination thereof, shall be determined in the sole discretion of the Administrator. No Common Units shall be issued to Participant at the time the grant is made, and Participant shall not be, nor have any of the rights or privileges of, a unitholder of the Partnership with respect to any Notional Units recorded in the Notional Unit Account. Participant shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Notional Unit Account established for Participant.

4.    Vesting and Forfeiture.

(a)    Vesting Schedule. Except as otherwise provided in this Agreement, and subject to Participant remaining in continuous Employment through each applicable vesting date, the Notional Units will vest and no longer be subject to any restrictions in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Notional Units that Vest
1st anniversary of Grant Date	33.3%
2nd anniversary of Grant Date	33.3%
3rd anniversary of Grant Date	33.4%

Provided, that the number of Notional Units that vest on a given vesting date shall be rounded to the nearest whole number, if necessary.

(b)    Termination of Employment. If Participant’s Employment is terminated during the Restricted Period for any reason, the Notional Units, to the extent then unvested, shall be automatically forfeited by Participant without any consideration upon such termination of Employment and none of the Partnership, Minerals Management, Operating or any of their Affiliates shall have any further obligations to Participant under this Agreement.

5.    Rights as Limited Partner; Distribution Equivalents.

(a)    Participant will not have any rights of a limited partner with respect to the Common Units underlying the Notional Units unless and until the Notional Units vest and are settled by issuance of such Common Units.

(b)    Upon and following the settlement of the Notional Units in Common Units, if any, Participant shall be the record owner of the Common Units so issued unless and until such Common Units are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a limited partner of the Partnership.

(c)    Participant will not be entitled to any Distribution Equivalents with respect to the Notional Units to reflect any distributions payable on Common Units.

6.    Settlement of Notional Units. If and when the Notional Units vest in accordance with Section 4, and upon satisfaction of all other applicable conditions, including, but not limited to, the satisfaction of all withholding obligations in accordance with Section 7, Participant (or Participant’s beneficiary or estate, in the event of Participant’s death) shall receive (i) that number of Common Units equal to the number of Notional Units that become vested or (ii) a lump sum cash payment equal to the product of (x) the Fair Market Value per Common Unit on the vesting date multiplied by (y) the number of such Notional Units that become vested. Vested Notional Units shall be settled within 60 days after the date on which they vest. Whether Notional Units are settled by issuance of Common Units or payment of cash, or a combination thereof, shall be determined in the sole discretion of the Administrator. If Notional Units are settled by issuance of Common Units, the Administrator shall deliver or cause to be delivered to Participant, or in the case of Participant’s death, the Participant’s beneficiary, either (a) a certificate or certificates representing the applicable Common Units, which may bear such legends, if any, as the Administrator deems advisable pursuant to Section 9, or (b) confirmation of the issuance of such Common Units through book entry procedures, which book entry or entries may be subject to stop transfer orders or other restrictions, if any, as the Administrator deems advisable pursuant to Section 9.

7.    Withholding Taxes. Participant shall pay to Operating or the appropriate Affiliate, or make arrangements satisfactory to Operating or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Notional Units. Operating may, but is not required to, allow Participant to pay the amount of such taxes required by law to be withheld with respect to the settlement of vested Notional Units by (i) withholding units from any issuance of Common Units due as a result of the vesting of Notional Units or (ii) providing a money order or cashier’s check on the vesting date to Operating for the amount of Participant’s withholding tax as determined by Operating. Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under this Section 7, Operating shall, to the extent permitted by law, have the right to deduct from any other compensation payable to Participant, whether or not pursuant to this Agreement or the Program and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the settlement of the Award.

8.    No Right to Continued Employment or Service. Nothing contained in this Agreement shall confer upon Participant the right to continue in the Employment of Operating or any Affiliate, or affect any right which Operating or any Affiliate may have to terminate the Employment of Participant. This Agreement does not constitute evidence of any agreement or understanding, express or implied, that Operating or any Affiliate will retain Participant as a manager, officer or employee, for any period of time or at any particular rate of compensation.

9.    Securities Laws; Certificates; Legends.

(a)    The issuance and transfer of Common Units, if any, shall be subject to compliance by the Partnership, Minerals Management and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Units may be listed. No Common Units will be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Partnership and its counsel.

(b)    Unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, neither Minerals Management nor the Partnership shall deliver to Participant certificates evidencing Common Units issued pursuant to this Agreement, and instead such Common Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). Any certificates for Common Units issued pursuant to this Agreement and all Common Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as Minerals Management may deem advisable under the Program or the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange or other securities market on which the Common Units may then be traded, and any applicable federal or state laws, and Minerals Management may cause a legend or legends to be inscribed on any such certificates or associated with any such book entry to make appropriate reference to such restrictions.

10.    Transferability. Prior to vesting, the Notional Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Minerals Management, the Partnership and their Affiliates; provided that the designation of a beneficiary for receipt of any Notional Units shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of Notional Units to Participant’s heirs or legatees shall be effective to bind Minerals Management, the Partnership or their Affiliates unless the Administrator has been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of (i) Minerals Management and its successors and assigns and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

12.    Power of Attorney. Participant hereby irrevocably constitutes and appoints each of Minerals Management and any of its officers with full power of substitution, acting jointly or severally, as its attorney-in-fact and agent to sign, execute and deliver, in its name and on its behalf, all or any such agreements, deeds, instruments, documents or any counterpart thereof or certificates or to take any such action as it deems necessary from time to time or as is required under any applicable law, upon the issuance of Common Units (if any) in settlement of vested Notional Units, to admit Participant as an equity holder of the Partnership or to conduct the business of the Partnership. This power of attorney is given to secure the obligations of Participant hereunder and deemed coupled with an interest of the Partnership and is irrevocable.

13.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

14.    Consultation with Counsel. Participant hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

15.    Governing Law; Agreement Subject to Program. This Agreement shall be governed by the laws of the State of Delaware except for its laws with respect to conflict of laws. This Agreement is subject to the all of the terms and conditions of the Program.

[Signature Page Follows]

IN WITNESS WHEREOF, Minerals Management and Participant have executed this Agreement as of the date first written above.

Dorchester Minerals Management LP

By:	Dorchester Minerals Management GP LLC, its sole general partner

By:

Name:

Title:

Participant

Participant Signature

Participant Printed Name

Signature page to Notional Unit Award Agreement under
Dorchester Minerals Management LP Equity Incentive Program